Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41224, 333-41226, 333-51959, 333-76324, 333-145609 and 333-145610 each on Form S-8 and Registration Statement No. 333-211829 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of American Tower Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 27, 2018